EXHIBIT 16.1

WEAVER & MARTIN

December 28, 2009

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE:	Organic Alliance, Inc.
File No. 000-53545
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver & Martin, LLC was previously principal accountant for Organic Alliance, Inc. ( the "Company"). On November 5, 2009, we were notified by the Company that we would not be engaged to perform the audit for the year ended December 31, 2008. We have read Item 4 of Form 8-K of Organic Alliance, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, MO 64111
T 816-756-5525
F 816-756-2252

Certified Public Accountants & Consultants 411 Valentine, Suite 300 Kansas City, Missouri 64111 Phone:(816)756-5525 Fax: (816) 756-2252